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                                                                    Exhibit 23.2

The Trustees Committee
SWS Group 401(K) Profit Sharing Plan
(formerly Southwest Securities Group
    401(k) Profit Sharing Plan):


We consent to the incorporation by reference in the registration statement No. 000-19483 on Form S-8 of SWS Group, Inc. (formerly Southwest Securities Group, Inc.) of our report dated June 8, 2001 relating to the statement of net assets available for benefits of the Southwest Securities Group 401(K) Profit Sharing Plan as of December 31, 2000 which report appears in the December 31, 2001 annual report on Form 11-K of the SWS Group 401(k) Profit Sharing Plan.

                                                 KPMG LLP

Dallas, Texas
June 26, 2002